Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated May 12, 2025 with respect to the Common Stock, par value $0.10 per share, of Unifi, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

22NW Fund, LP

By:	/s/ Aron R. English
Aron R. English, Manager of 22NW Fund GP, LLC, its General Partner
Date:	05/12/2025

22NW, LP

By:	/s/ Aron R. English
Aron R. English, President and Sole Shareholder of 22NW GP, Inc., its General Partner
Date:	05/12/2025

22NW Fund GP, LLC

By:	/s/ Aron R. English
Aron R. English, Manager
Date:	05/12/2025

22NW GP, Inc.

By:	/s/ Aron R. English
Aron R. English, President and Sole Shareholder
Date:	05/12/2025

English Aron R.

By:	/s/ Aron R. English
Aron R. English
Date:	05/12/2025